Exhibit 99.1

Comstock Homebuilding Companies, Inc. Reports $0.26 Earnings Per Share for Second Quarter of 2005

Monday August 1, 4:00 pm ET

Company Raises Guidance as It Continues to Experience Strong Demand for Housing in Its Core Market of the Greater Washington DC Area

RESTON, Va., Aug. 1 /PRNewswire-FirstCall/ — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI - News; “Comstock” or the “Company”) today announced for its second quarter ended June 30, 2005 it earned $0.26 per share (basic and diluted) on total revenue of $39.9 million, exceeding its previously announced expectations for the second quarter of $0.22 to $0.25 per share. The Company, which executed its initial public offering of stock in December 2004, announced that on a comparable basis, adjusted for current quarter tax rates and share counts, pro forma earnings for the same quarter of 2004 would have been $0.16 per share on both a basic and diluted basis. The Company raised its previously issued guidance for the full year from a range of $2.62 to $2.71 to a range of $2.68 to $2.73. The Company will conduct a conference call for interested investors on Monday, August 1, 2005, at 4:45 PM Eastern Daylight Time. During the call the Company will discuss the financial results and earnings guidance detailed in this release. The dial-in number for the conference call is 800-295-4740 and the access code is 76720796; the call may also be accessed on the Internet at http://www.comstockhomebuilding.com in the Investor Relations section.

“This was an exciting quarter for us at Comstock,” said Christopher Clemente, Chairman and CEO. “We were successful in raising an additional $56 million of capital to accelerate our growth, we added demographically diverse land positions to our inventory, we delivered on the commitments we made to our investors, and we realized a 28 percent increase of revenue for the same quarter last year. Demand for affordable new homes in our core market, the Greater Washington, DC region, is still strong and our land inventory remains well aligned with the homeownership trends in the market.”

Highlights of Financial Results — Three months ended June 30, 2005:

*      The Company generated basic earnings per share for the second quarter of $0.26 on a weighted average shares outstanding of 11.8 million and diluted earnings per share of $0.26 on a weighted average shares outstanding of 12.0 million;

*      Total revenue for the second quarter was $39.9 million with $39.6 million of revenue derived from homebuilding, compared to total revenue of $31.1 million for the three months ended June 30, 2004 with $29.1 million of revenue derived from homebuilding.  This represents a 36% increase in revenue from homebuilding;

*      The Company delivered 123 new homes in the second quarter at an average per unit revenue of approximately $322,000 as compared to 88 new homes at an average per unit revenue of $331,000 during the three months ended June 30, 2004.  This reduction in average per unit revenue was a direct result of the Company’s mix of delivered units with 74 of the second quarter 2005 settlements coming from the Company’s new Penderbrook project where average revenue per settlement was $249,000;

*      Gross profit was $10.2 million for the second quarter and operating income was $4.6 million representing a 25.7% gross margin and an 11.6% operating margin compared to 29.4% and 15.0% respective gross and operating margins for the three months ended June 30, 2004.  Exclusive of Penderbrook, the Company’s gross profit on the balance of revenue for the second quarter was $7.3 million representing a gross margin of

34.6%;

*      The contract value of new orders (net of cancellations) for the second quarter was $59.2 million on 160 new orders representing a 127.0% increase in the contract value of new orders and an 125.4% increase in new orders as compared to the three months ended June 30, 2004.

Highlights of Financial Results — Six months ended June 30, 2005:

*      The Company generated basic earnings per share for the six months ended June 30, 2005 of $0.59 on a weighted average shares outstanding of 11.7 million and diluted earnings per share of $0.58 on a weighted average shares outstanding of 11.9 million;

*      Total revenue for the six months ended June 30, 2005 was $68.6 million with $68.1 million of revenue derived from homebuilding, compared to total revenue of $49.0 million for the six months ended June 30, 2004 with $44.3 million of revenue derived from homebuilding;

*      The Company delivered 201 new homes in the six months ended June 30, 2005 at an average per unit revenue of approximately $339,000 as compared to 134 new homes at an average per unit revenue of $330,000 during the six months ended June 30, 3004;

*      Gross profit was $21.4 million for the six months ended June 30, 2005 and operating income was $10.7 million representing a 31.1% gross margin and a 15.6% operating margin compared to 29.7% and 15.6% respective gross and operating margins for the six months ended June 30, 2004.  Exclusive of Penderbrook, the Company’s gross profit on the balance of it revenue for the six months ended June 30, 2005 was $18.2 million representing a gross margin of 36.7%;

*      The contract value of new orders (net of cancellations) for the six months ended June 30, 2005 was $165.0 million on 416 new orders representing a 125.6% increase in the contract value of new orders and a 104.9% increase in new orders as compared to the six months ended June 30, 2004;

*      Backlog revenue at June 30, 2005 was $268.6 million of which $146.2 million was related to the Company’s Eclipse at Potomac Yard project where settlements will begin in the second half of 2006.

Guidance for Full Year 2005:

During the Company’s investor conference call, expectations for 2005 results will be discussed in detail by the Company.

*      The Company raised its 2005 earnings guidance slightly stating that it expects to deliver approximately 715 homes and generate full year earnings, adjusted for the dilution of its follow-on offering, in the range of $2.68 to $2.73 per share (diluted) based on an estimated weighted average shares outstanding of approximately 13.0 million — previous guidance had been a range of $2.62 to $2.71, also diluted for the follow-on offering.

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder and real estate developer that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums and high-rise condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move- up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s initial public offering, as filed with the Securities and Exchange Commission on December 15, 2004. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Financial Results

Comstock Homebuilding Companies, Inc.

(Amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		Predecessor		Predecessor
Revenues
Sale of real estate — Homes	$39,599	$29,118	$68,064	$44,254
Other revenue	312	1,983	576	4,728
Total revenue	39,911	31,101	68,640	48,982

Expenses
Cost of sales of real estate	29,658	20,455	47,249	30,768
Cost of sales of other	9	1,498	20	3,646
Selling, general and administrative	5,608	4,479	10,660	6,910

Operating income	4,636	4,669	10,711	7,658
Other (income) expense, net	(154)	(3)	(190)	60

Income before minority interest and equity in earnings of real estate partnerships	4,790	4,672	10,901	7,598
Minority interest	7	1,700	8	2,548

Income before equity in earnings of real estate partnerships	4,783	2,972	10,893	5,050

Equity in earnings of real estate partnerships	4	30	34	58

Total pre tax income	4,787	3,002	10,927	5,108
Income Taxes	1721	—	4,052	—

Net Income	$3,066	$3,002	$6,875	$5,108

Basic earnings per share	0.26	0.42	0.59	0.72

Basic weighted average shares outstanding	11,831	7,067	11,727	7,067

Diluted earnings per share	0.26	0.42	0.58	0.72

Diluted weighted average shares outstanding	11,993	7,067	11,882	7,067

Pro forma as adjusted for tax and share count

Net Income		1,923		3,214
Basic earnings per share		0.16		0.27
Diluted earnings per share		0.16		0.27